UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 21, 2012

THE MACERICH COMPANY

(Exact Name of Registrant as Specified in Charter)

MARYLAND	1-12504	95-4448705
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

401 Wilshire Boulevard, Suite 700, Santa Monica, California	90401
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code  (310) 394-6000

N/A

(Former Name or Former Address, if Changed Since Last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry Into a Material Definitive Agreement.

On October 21, 2012, Brooklyn Kings Plaza LLC (“BKP”), an indirect subsidiary of The Macerich Company (“Macerich”), entered into a Contribution Agreement and Joint Escrow Instructions (the “KP Agreement”) for Kings Plaza Shopping Center with Alexander’s Kings Plaza LLC, Alexander’s of Kings, LLC, and Kings Parking, LLC (collectively “Alexander’s”), indirect subsidiaries of Alexander’s, Inc.  Alexander’s, Inc. is an affiliate of Vornado Realty Trust (“Vornado”).  The KP Agreement provides for BKP to acquire from Alexander’s the Kings Plaza Shopping Center, a 1.2 million square foot super regional mall located in Brooklyn, New York.  The total consideration for the acquisition is $751 million; provided that Alexander’s has the option to receive up to $30 million of the consideration in the form of unrestricted shares of common stock of Macerich.  The number of shares that may be issued will be determined based on the 10 day average of the closing trading price of the shares on the New York Stock Exchange immediately prior to the closing.  The closing of the acquisition of Kings Plaza Shopping Center is scheduled to occur in late November of 2012 and is subject to customary closing conditions.

Also on October 21, 2012, Valley Stream Green Acres LLC (“VSGA”), an indirect subsidiary of Macerich, entered into an Agreement of Sale and Purchase (the “GA Agreement”) for Green Acres Shopping Center with Green Acres Mall, L.L.C., a subsidiary of Vornado.  The GA Purchase Agreement provides for the acquisition by VSGA of Green Acres Shopping Center,  a 1.8 million square foot super regional mall located in Valley Stream, New York, for a total consideration of $500 million.  The closing of the acquisition of Green Acres Shopping Center is scheduled to occur in late January of 2013 and is subject to customary closing conditions, as well as the completion of the Kings Plaza Shopping Center acquisition, other than by reason of a default by BKP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, The Macerich Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MACERICH COMPANY

By: THOMAS E. O’HERN

October 25, 2012	/s/ Thomas E. O’Hern
Date	Senior Executive Vice President,
Chief Financial Officer and Treasurer